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                                                                      Exhibit 5


                           [ROPES & GRAY LETTERHEAD]


                                October 19, 1995


Data Translation, Inc.
100 Locke Drive
Marlboro, MA 01752-1192

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 1,713,500 shares of Common Stock, $0.01 par value (the "Shares"), of Data Translation, Inc., a Massachusetts corporation (the "Company"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into between and among the Company, the Selling Stockholders named in Schedule I to said Underwriting Agreement (the "Selling Stockholders") and Piper Jaffray Inc. and Hambrecht & Quist LLP in said Underwriting Agreement (the "Agreement").

        We have acted as counsel for the Company and the Selling Stockholders in connection with the issue and sale by the Company and the sale by the Selling Stockholders of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the Business Corporation Law of The Commonwealth of Massachusetts.

        Based on the foregoing, we are of the opinion that (i)the Shares have been duly authorized; (ii) the Shares being sold by the Selling Stockholders which are outstanding on the date hereof have been validly issued and are fully paid and nonassessable; and (iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will be validly issued, fully paid and nonassessable.

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[ROPES & GRAY LOGO]


Data Translation, Inc.                -2-                       October 19, 1995


        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectuses under the caption "Legal Matters."

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray

SGM:3082652.01